Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”), dated as of [●], 2021, is entered into by and between KKR Real Estate Select Trust Inc., a Maryland corporation (the “Fund”), and KKR Registered Advisor LLC, a Delaware limited liability company (the “Adviser”).

1. Duties of Adviser.

(a) The Fund hereby appoints the Adviser to provide investment advisory services to the Fund, for the period and on the terms set forth in this Agreement, and in connection therewith to: (i) continuously review, supervise and administer the investment program of the Fund, including advising and consulting with the Fund’s board of directors (each director, a “Director” and together, the “Board of Directors”); (ii) manage the investment and reinvestment of the Fund’s assets; (iii) determine in its discretion the assets to be purchased or sold and the portion of the Fund’s assets to be held uninvested; (iv) advise the Fund with respect to all matters relating to the Fund’s use of leveraging techniques; (v) provide or procure the provision of research and statistical data to the Fund in relation to investing and other matters within the scope of the investment objective and limitations of the Fund; (vi) monitor the performance of the Fund’s outside service providers, including the Fund’s independent valuation advisor, transfer agent and custodian; (vii) provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain; and (viii) render regular reports to the Fund’s officers and Board of Directors concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the supervision of the officers of the Fund and the Board of Directors, and in compliance with the investment objectives, policies and limitations set forth in the Fund’s prospectus and statement of additional information, as the same may be amended or supplemented from time to time with notice to the Adviser, and applicable laws and regulations.

(b) The Adviser accepts such appointment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(c) If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through an operating entity or special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such operating entity or special purpose vehicle and to make such investments through such operating entity or special purpose vehicle, in accordance with the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Board of Directors may grant the Adviser specific power and authority regarding the acquisition, operation, management, financing, refinancing, or disposition of the Fund’s investments from time to time.

(d) The Adviser may itself, or may cause the Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, the Adviser may represent the Fund on a creditors’ (or similar) committee.

(e) The Adviser shall have sole authority to exercise whatever powers the Fund may possess with respect to any of its assets, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

2. Portfolio Transactions.

(a) The Adviser is authorized to select the brokers, dealers or other agents that will execute the purchases and sales of investments for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

(b) The Adviser may select affiliates of the Adviser as brokers, dealers or other agents in connection with purchase and sale transactions for the Fund. The Fund understands that such affiliates may provide execution services relative to the purchase and/or sale of investments for the Fund; provided that any such affiliate of the Adviser discloses at least annually, and as may be required under the Fund’s Rule 17e-1 Procedures, as amended from time to time with notice to the Adviser (the “Procedures”), the amount of the commission it has received. By executing this Agreement, the Fund authorizes an affiliate of the Adviser to effect investment transactions on behalf of the Fund and to retain compensation therewith; provided that any such compensation is permissible under the Procedures. This authorization is being executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder.

(c) Unless and until otherwise directed by the Board of Directors, the Adviser may also be authorized to effect individual investment transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker, dealer or agent, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

(d) The Adviser will promptly communicate to the officers of the Fund and the Board of Directors such information relating to portfolio transactions as they may reasonably request.

3. Compensation of the Adviser. In consideration of the services to be rendered by the Adviser under this Agreement, the Fund agrees to pay the Adviser a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth.

(a) Management Fee. The Management Fee is payable monthly in arrears at an annual rate of 1.25% of the average daily value of the Fund’s net assets. For purposes of this Agreement, a “business day” is any day the Fund is open for business or as otherwise provided in the Fund’s prospectus.

(b) Incentive Fee. The Incentive Fee is calculated and payable quarterly in arrears in an amount equal to 12.5% of the Fund’s Portfolio Operating Income for the immediately preceding quarter. For purposes of calculating the Incentive Fee, “Portfolio Operating Income” means (i) the Fund’s share of Net Operating Income from the Fund’s real estate equity investments; plus (ii) the Fund’s net investment income (or loss) from debt, preferred equity investments, traded real estate-related securities and other investments; minus (iii) the Fund’s expenses (excluding the Incentive Fee and distribution and servicing fees) and “Net Operating Income” means operating revenue net of operating expenses for the Fund’s operating entities that invest in real estate and excludes (i) gains or losses from sales of depreciable real property; (ii) impairment write-downs on depreciable real property; and (iii) real estate-related depreciation and amortization for each real estate operating venture.

(c) Partial Fees. If the Management Fee and/or Incentive Fee payable to the Adviser pursuant to this Section 3 begin to accrue before the end of any payment period or if this Agreement terminates before the end of any payment period, the Management Fee and/or Incentive Fee for the period from that date to the end of that payment period or from the beginning of that payment period to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full payment period in which the effectiveness or termination occurs.

(d) Method of Payment. The Fund shall make any payments due hereunder to the Adviser or, if the Adviser directs, to an entity the Adviser controls, is controlled by the Adviser or with which the Adviser is under common control. Subject to the requirements of the Investment Company Act and any applicable exemptive relief from the Commission, the Adviser may elect to receive all or a portion of the Management Fee and Incentive Fee in shares of the Fund’s common stock (the “Shares”) in lieu of cash as follows:

(i)

At the beginning of each fee calculation period, the Adviser will notify the Fund of its election to receive any Management Fees or Incentive Fees for such payment period in cash, Class I Shares or a combination of cash and Class I Shares.

(ii)

The number of Class I Shares that the Adviser will receive will be equal to the quotient of (x) the sum of the cash value of Management Fees and Incentive Fees elected by the Adviser for payment in Class I Shares and (y) the greater of (i) the then-current net asset value per share of the Class I Shares when such fees become due and (ii) the then-current offering price of the Fund’s Class I Shares when such fees become due.

4. Expenses. The Fund shall be responsible for all the costs and expenses of its operations, administration and transactions, including, but not limited to:

(a)	investment advisory fees, including Management Fees and Incentive Fees, to the Adviser, pursuant to this Agreement;

(b)

the Fund’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by KKR Fund Administration LLC the “Administrator”) in performing its administrative obligations under the administration agreement between the Fund and the Administrator (the “Administration Agreement”), including, but not limited to: (i) the Fund’s chief compliance officer, chief financial officer and their respective staffs; (ii) investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Fund; and (iii) any internal audit group personnel of Kohlberg Kravis Roberts & Co. L.P. or any of its affiliates; and

(c)	all other expenses of the Fund’s operations, administration and transactions including, without limitation, those relating to:

(i)	organizational and offering expenses (including out-of-pocket expenses, but not overhead or employee costs of the Adviser);

(ii)

outside counsel, accountants, auditors, appraisers, valuation experts, property or asset managers, leasing agents, construction managers, consultants, administrators, custodians, depositories, trustees, transfer agents, dividend disbursing agents and dividend reinvestment plan agents and other similar outside advisors and service providers with respect to the Fund and its investments (including the cost of the valuation, or any fairness opinion relating to, any asset or liability or other transaction of the Fund);

(iii)	the cost of calculating the Fund’s net asset value, including the fees, costs and expenses associated with any third-party appraiser or other valuation expert;

(iv)	the cost of effecting any sales and repurchases of Shares and other securities;

(v)	fees and expenses payable under any distribution and selected dealer agreements, if any;

(vi)

principal, interest on and fees, costs and expenses relating to or arising out of all borrowings made by the Fund and its operating entities, including fees, costs and expenses incurred in connection with the negotiation and establishment of the relevant credit facility, credit support or other relevant arrangements with respect to such borrowings or related to securing the same by mortgage, pledge, or other encumbrance, if applicable;

(vii)

expenses (including the allocable portions of compensation and out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the Adviser to the extent such expenses relate to attendance at meetings of the Board of Directors or any committees thereof;

(viii)

investment costs, including all fees, costs and expenses incurred in identifying, investigating (and conducting diligence with respect to), evaluating, structuring, consummating, holding, monitoring or selling potential and actual investments, including (A) brokerage commissions, clearing and settlement charges, custodial fees, investment banking fees, bank charges, placement, syndication and solicitation fees, arranger fees, sales commissions and other investment, execution, closing and administrative fees, costs and expenses; (B) any expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on actual or potential investment opportunities, including any travel-related costs and expenses incurred in connection therewith (including costs and expenses of accommodations and meals, costs and expenses related to attending trade association meetings, conferences or similar meetings for purposes of evaluating actual or potential investments); (C) expenses associated with portfolio and risk management, including hedging transactions and related costs; (D) the organization, operation, administration, restructuring or termination, liquidation, winding up and dissolution of any entities through which the Fund makes investments; and (E) outside counsel, accountants, auditors, consultants, and other similar outside advisors and service providers incurred in connection with designing, implementing and monitoring participation by portfolio investments in compliance and operational “best practices” programs and initiatives;

(ix)

all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including without limitation any fees and expenses of any legal, financial, accounting, consulting, or other advisors, or lenders, investment banks, and other financing sources in connection with arranging financing for transactions that are not consummated, any travel and accommodation expenses, and any deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, unconsummated transactions;

(x)	fees and expenses associated with the Fund’s marketing efforts, including costs in connection with the Fund’s website and sales and marketing materials;

(xi)	federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;

(xii)

Independent Directors’ fees and expenses including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the Independent Directors;

(xiii)

costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation, costs of preparing and filing reports or other documents with the Commission, Financial Industry Regulatory Authority, U.S. Commodity Futures Trading Commission (“CFTC”) and other regulatory bodies and other reporting and compliance costs, including registration and exchange listing and the costs associated with reporting and compliance obligations under the Investment Company Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(xiv)

all fees, costs and expenses associated with the preparation and issuance of the Fund’s periodic reports and related statements (e.g., financial statements and tax returns) and other printing and reporting-related expenses (including other notices and communications) in respect of the Fund and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Fund or the Adviser or its affiliates in connection with such provision of services thereby);

(xv)

the costs of any reports, proxy statements or other notices to shareholders (including printing and mailing costs) and the costs of any meetings of stockholders of the Fund (collectively, “Stockholders” and each a “Stockholder”) or the Board of Directors;

(xvi)	proxy voting expenses;

(xvii)

costs associated with the Fund’s Shares being listed on a national securities exchange or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which Stockholders receive shares of a publicly traded company which continues to be managed by the Adviser or an affiliate thereof (including any initial public offering in connection therewith);

(xviii)	costs of registration rights granted to certain investors;

(xix)

any taxes, tax-related interest, fees or other governmental charges (including any penalties incurred where the Adviser lacks sufficient information from third parties to file a timely and complete tax return) levied against the Fund or on its income or assets or in connection with its business or operations, including (i) the business or operations of any entities through which the Fund invests and (ii) preparation expenses in connection with such governmental charges (which includes the preparation and filing of any forms, schedules, filings, information or other documents necessary to comply with applicable tax reporting obligations;

(xx)

any audit, examination, investigation or other proceeding by any taxing authority or incurred in connection with any governmental or regulatory inquiry, investigation or proceeding, in each case, involving or otherwise applicable to the Fund, including the amount of any judgments, settlements, remediation or fines paid in connection therewith (excluding for the avoidance of doubt, any expenses with respect to which an indemnitee would not be entitled to indemnification or advancement);

(xxi)

actual or potential litigation or other dispute related to the Fund or any actual or potential portfolio investment (including expenses incurred in connection with the investigation, prosecution, defense, judgment or settlement of litigation) and other extraordinary expenses related to the Fund or actual or potential portfolio investment (including fees, costs and expenses that are classified as extraordinary expenses under generally accepted accounting principles in the United States), excluding for the avoidance of doubt, any expenses with respect to which an Indemnified Party would not be entitled to indemnification or advancement by reason of the limitations set forth in Section 8 below;

(xxii)

all fees, costs and expenses associated with procuring, developing, implementing or maintaining information technology, data subscription and license-based services, research publications, materials, equipment and services, computer software or hardware and electronic equipment for the Fund, including in connection with identifying, investigating (and conducting diligence with respect to) or evaluating, structuring, consummating, holding, monitoring, or selling potential and actual investments (including fees, costs and expenses associated with the implementation and operation of an environmental management system), or in connection with obtaining or performing research related to potential or actual investments, industries, sectors, geographies or other relevant market, economic, geopolitical or similar data or trends, including risk analysis software;

(xxiii)	costs associated with individual or group Stockholders;

(xxiv)	fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums;

(xxv)	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying and secretarial and other staff;

(xxvi)	fees, costs and expenses of winding up and liquidating the Fund’s assets;

(xxvii)	extraordinary expenses (such as litigation or indemnification);

(xxviii)

all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Fund’s activities (including, without limitation, expenses relating to the preparation and filing of reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities, including any notices, reports and/or filings required under The Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by an EEA Member state in connection with such Directive, in all cases as amended from time to time and any related regulations, and other regulatory filings, notices or disclosures of the Adviser relating to the Fund and its activities) and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Fund and its activities;

(xxix)	costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

(xxx)	any activities with respect to protecting the confidential or non-public nature of any information or data; and

(xxxi)	all other expenses incurred by the Adviser or the Administrator in connection with the business or operation of the Fund and its investments.

Notwithstanding the foregoing, the Fund may enter into a separate agreement, which shall be controlling over this Agreement, pursuant to which some or all of the foregoing expenses of this Section 4 shall be the responsibility of the other party or parties to that agreement.

5. Other Services. All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund.

6. Status of Adviser. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein or otherwise by the Fund’s Board of Directors, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this Agreement for other advisory clients or affiliates. The Fund agrees that the Adviser may give advice and take action with respect to any of its other advisory clients which may differ from advice given or the timing or nature of action taken with respect to any client or account so long as it is the Adviser’s policy, to the extent practicable, to allocate investment opportunities to the client or account on a fair and equitable basis relative to its other advisory clients. It is understood that the Adviser shall not have any obligation to recommend for purchase or sale any investments which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the Fund.

7. Liability of Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, or (b) reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser and its officers, directors, shareholders, principals, employees or agents of, or any persons who control, are controlled by or are under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (the “Indemnified Parties”) shall not be subject to any liability whatsoever to the Fund, or to any Stockholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any investment on behalf of the Fund.

8. Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 8(c) of this Agreement, indemnify the Indemnified Parties against, and hold them harmless from, all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the Indemnified Party, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the Indemnified Party by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the Indemnified Party may be or may have been involved as a party or otherwise, or with which such Indemnified Party may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an Indemnified Party for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(b) Expenses, including counsel fees and expenses, incurred by any Indemnified Party (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the Indemnified Party to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) of this Agreement, so long as (i) the Indemnified Party provides security for the undertaking; (ii) the Fund is insured by or on behalf of the Indemnified Party against losses arising by reason of the Indemnified Party’s failure to fulfill his, her or its undertaking, or (iii) a quorum of the Independent Directors (excluding any director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement), or independent legal counsel, in a written opinion, determines, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an Indemnified Party is liable to the Fund or its Stockholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office, indemnification shall be provided in accordance with Section 8(a) of this Agreement if: (i) approved as in the best interests of the Fund by a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the Indemnified Party acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the Indemnified Party is not liable to the Fund or its Stockholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office or (ii) the Board of Directors secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the Indemnified Party against any liability to the Fund or its Stockholders to which the Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office.

(d) Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any Indemnified Party of any amount if the Indemnified Party subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its Stockholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office. In any suit brought by an Indemnified Party to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the Indemnified Party has not met the applicable standard of conduct described in this Section 8. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the Indemnified Party is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Fund (or on any Stockholder acting derivatively or otherwise on behalf of the Fund or its Stockholders).

(e) An Indemnified Party may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Stockholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any Indemnified Party.

9. Subadviser. Subject to the prior approval of a majority of the Board of Directors, including a majority of the Independent Directors and, to the extent required by the Investment Company Act and the rules and regulations thereunder, subject to any applicable guidance or interpretation of the Commission or its staff, the Stockholders of the Fund, as applicable, the Adviser may, from time to time, delegate to a sub-adviser or other service provider any of the Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed.

10. Duration and Termination. This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Directors who are not parties to this Agreement or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment.”

11. Definitions. As used in this Agreement, the terms “assignment,” “interested person,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act.

12. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the Investment Company Act.

13. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Applicable Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act.

15. No Third-Party Beneficiaries. No person or entity not a party to this Agreement shall be deemed a third-party beneficiary of this Agreement.

16. Notices. Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

18. Representations and Warranties of the Adviser. The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act and the Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

19. Fund Obligations. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon the Board of Directors and any of the Stockholders, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

20. Brand Usage. As between the parties, the Adviser owns all worldwide rights to the “KKR” trademark and logo (collectively, the “Brand”). The Adviser hereby grants a worldwide non-exclusive license to the Fund to use the Brand as a trademark and logo in connection with marketing, promoting and operating the Fund. The Fund shall not register or use the Brand as a corporate name, domain name, ticker symbol or social media identifier without the Adviser’s prior written consent. The Fund shall use the Brand only in connection with high-quality goods and services and in accordance with any guidelines provided by Adviser. The Fund shall obtain the Adviser’s prior written consent for any materials bearing the Brand, or any proposed uses of variations of the Brand or combinations of the Brand with other terms or marks. The Adviser may terminate this license immediately upon written notice for any reason, including for (i) any breach of this license by the Fund or (ii) the termination of this Agreement or the investment advisory relationship between the Fund and the Adviser. Except to the extent required by applicable law, the Fund shall immediately cease all use of the Brand after such termination. The Fund shall not challenge or contravene the validity of, or the Adviser’s worldwide ownership of the Brand, and shall not take (or fail to take) any action that may damage the Brand. All goodwill arising from the Fund’s use of the Brand shall inure solely to the benefit of the Adviser. The Fund may not sublicense or assign this license without the prior written consent of the Adviser, and any purported transaction in violation of the foregoing shall be null and void. For clarity, a change of control, assumption in bankruptcy, merger or reorganization of the Fund shall be deemed an “assignment” of the above license, even if it is not deemed an assignment under applicable law. The Adviser disclaims any and all liability for the Fund’s use of the Brand outside the United States, which such use shall be at the Fund’s sole risk.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

KKR REGISTERED ADVISOR LLC		KKR REAL ESTATE SELECT TRUST INC.

By:		By:
	Name:		Name:
	Title:		Title: